Exhibit (a)(5)(C)

The following is an excerpted transcript of the earnings conference call held at 5:00 p.m. Eastern Time on February 12, 2020 by MGM Resorts International. The following does not purport to be a complete or error-free statement or summary of the conference call.

James J. Murren, Chairman & Chief Executive Officer of MGM

“As such, I’m pleased to report that we paid down $3.1 billion of our debt in the fourth quarter. Further, as a testament to our continued confidence in our overall business and strategy, as well as the value potential of MGM Resorts, we announced today a 15% increase in our quarterly dividend. We also announced the authorization of a new $3 billion share repurchase program, which we intend to put to use tomorrow with a $1.25 billion modified Dutch auction tender. We believe that this is an opportune time to repurchase shares, despite the volatility in some segments of our business.”

Additional Information Regarding the Tender Offer

This communication is for informational purposes only. This communication is not a recommendation to buy or sell shares or any other securities of MGM, and it is neither an offer to purchase nor a solicitation of an offer to sell shares or any other securities of MGM. MGM has filed a tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other related materials, with the United States Securities and Exchange Commission (the “SEC”). The tender offer is only being made pursuant to the offer to purchase, the related letter of transmittal and other related materials filed as part of the issuer tender offer statement on Schedule TO, in each case as may be amended or supplemented from time to time. Shareholders should read carefully the offer to purchase, the related letter of transmittal and other related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Shareholders may obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, the related letter of transmittal and other related materials that MGM has filed with the SEC at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Georgeson LLC, the information agent for the tender offer, toll-free at 888-607-9107.